Exhibit 99.1

PodcastOne (NASDAQ: PODC) Reports Record Q1 Fiscal 2026 Financial Results

●	Q1 Fiscal 2026 Revenue: ~$15.0 Million (Record)

●	Q1 Fiscal 2026 Adjusted EBITDA*: ~$0.6 Million

●	Fiscal 2026 Guidance: Revenue: $55-60 Million, Adjusted EBITDA*: $3-5 Million

LOS ANGELES, CA, August 13, 2025 -- PodcastOne (Nasdaq: PODC), a leading publisher and podcast sales network, announced today its operating results for the first fiscal quarter (“Q1 Fiscal 2026”) of its fiscal year ending March 31, 2026 (“Fiscal 2026”).

Key Highlights:

●	Q1 Fiscal 2026 record revenue of ~$15M+ and Adj. EBITDA* of $580K (+284% YoY)

●	Q1 Fiscal 2026 Contribution Margin*: ~$2.4 million or 16%

●	FY 2026 guidance: $56-60M, Adjusted EBITDA*: $3-5 million

●	Added 14 new podcasts in Q1 Fiscal 2026 (200+ total on the PodcastOne network)

●	Achieved 8 consecutive months in Podtrac’s Top 10 Publishers rankings (currently #9)

Management Commentary

“PodcastOne is a legacy podcasting brand. Since our launch in 2014, our dedicated approach to audio first entertainment both within production and advertising sales has set the industry standard for successful, growth driven and profitable podcasting,” said Kit Gray, President and Co-Founder of PodcastOne.

“In this fractured era of entertainment, Podcasting is thriving with audiences and with advertisers. With over 4 million podcasts available worldwide and advertising revenues expected to top $2.4 billion dollars this year alone, our PodcastOne sales network is uniquely poised to leverage relationships with over 500 of the largest Advertisers to reach the most desired demographics effectively and ensure that our network roster of programming is highly profitable.

Our network offerings continue to be as diverse as the audience who consume podcasts. Podcasts recently added to PodcastOne include the true crime show LOVE MURDER, Detox Retox with Tom Schwartz from Bravo’s Vanderpump Rules, A Lot of You Have Been Asking with viral sensation and comedian Hayden Cohen, and Intrusive Thoughts with Olympic Figure Skater, Adam Rippon.

As podcasting continues to evolve, PodcastOne has expanded its video production and distribution efforts to enhance how audiences experience our shows and with this strategy we’ve seen an over 200% surge in video views year-over-year across multiple platforms including YouTube, Substack, Rumble, TikTok, Spotify and Apple+. Popular titles such as Bitch Bible, Fool Coverage, Pop Apologists, Some More News, The Adam Carolla Show, and Your Welcome have all experienced notable double-digit growth in video consumption over the past year —underscoring the growing demand for video-driven podcast content.

Podcasting remains the most innovative and exciting entertainment medium in the world and we at PodcastOne are thrilled at our position as an industry leader,” concluded Mr. Gray.

Q1 Fiscal 2026 vs Q1 Fiscal 2025 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended
	June 30,
	2025	2024

Revenue	$14,994	$13,159
Operating loss	$(1,054)	$(1,366)
Total other income (expense)	$-	$-
Net loss	$(1,054)	$(1,366)
Adjusted EBITDA*	$580	$(316)
Net loss per share basic and diluted	$(0.04)	$(0.06)

Fiscal 2026 Guidance

PodcastOne guidance for its Fiscal 2026 for revenues to increase to at least a record of $55-60 million and drive expected record Adjusted EBITDA* of $3.0-5.0 million.

Earnings Conference Call and Webcast:

To access the call, please use the following information:

First Quarter Fiscal Year 2026 Earnings Conference Call

Date: Wednesday, August 13, 2025

Time: 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time)

Webcast Link: https://events.q4inc.com/attendee/103673900

Dial-in: +1 (800) 715-9871

International Dial-in: +1 (646) 307-1963

Conference Code: 1419961

About PodcastOne, Inc.

PodcastOne (NASDAQ: PODC) is a leading podcast platform that provides creators and advertisers with a comprehensive 360-degree solution in sales, marketing, public relations, production, and distribution. PodcastOne has surpassed 3.9 billion total downloads with a community of 200 top podcasters, including Adam Carolla, Kaitlyn Bristowe, Jordan Harbinger, LadyGang, A&E’s Cold Case Files, and Varnamtown. PodcastOne has built a distribution network reaching over 1 billion monthly impressions across all channels, including YouTube, Spotify, Apple Podcasts, and iHeartRadio. PodcastOne is also the parent company of PodcastOne Pro which offers fully customizable production packages for brands, professionals, or hobbyists. For more information, visit www.podcastone.com and follow us on Facebook, Instagram, YouTube, and X at @podcastone.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are “forward-looking statements,” which may often, but not always, be identified by the use of such words as “may,” “might,” “will,” “will likely result,” “would,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or the negative of such terms or other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements, including: LiveOne’s reliance on its largest OEM customer for a substantial percentage of its revenue; LiveOne’s and PodcastOne’s ability to consummate any proposed financing, acquisition, merger, distribution or other transaction, the timing of the consummation of any such proposed event, including the risks that a condition to the consummation of any such event would not be satisfied within the expected timeframe or at all, or that the consummation of any proposed financing, acquisition, merger, special dividend, distribution or transaction will not occur or whether any such event will enhance shareholder value; PodcastOne’s ability to continue as a going concern; PodcastOne’s ability to attract, maintain and increase the number of its listeners; PodcastOne identifying, acquiring, securing and developing content; LiveOne’s intent to repurchase shares of its and/or PodcastOne’s common stock from time to time under LiveOne’s announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; LiveOne’s ability to maintain compliance with certain financial and other covenants; PodcastOne successfully implementing its growth strategy, including relating to its technology platforms and applications; management’s relationships with industry stakeholders; LiveOne’s ability to repay its indebtedness when due; LiveOne’s ability to satisfy the conditions for closing on its announced additional convertible debentures financing; LiveOne’s ability to implement its recently announced crypto treasury strategy and/or purchase crypto assets from time to time pursuant to such strategy, including for up to the maximum announced amount; uncertain and unfavorable outcomes in legal proceedings and/or PodcastOne’s and/or LiveOne’s ability to pay any amounts due in connection with any such legal proceedings; changes in economic conditions; competition; risks and uncertainties applicable to the businesses of PodcastOne, LiveOne and/or LiveOne’s other subsidiaries; and other risks, uncertainties and factors including, but not limited to, those described in PodcastOne’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 2, 2025, and in PodcastOne’s other filings and submissions with the SEC. These forward-looking statements speak only as of the date hereof, and PodcastOne disclaims any obligation to update these statements, except as may be required by law. PodcastOne intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

Use of Non-GAAP Financial Measures*

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss) and Adjusted Earnings Before Interest Tax Depreciation and Amortization (“Adjusted EBITDA”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and Adjusted EBITDA to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. Adjusted EBITDA is not calculated or presented in accordance with GAAP. A limitation of the use of Adjusted EBITDA as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, Adjusted EBITDA should be considered in addition to, and not as a substitute for operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales before a) Cost of Sales share-based compensation expense, b) depreciation, and c) amortization of developed technology. Adjusted EBITDA is defined as earnings before interest, other (income) expense, income tax expense, depreciation and amortization and before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, and (e) certain stock-based compensation expense. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full fiscal year 2026 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on these non-GAAP financial measures, please see the tables entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

PodcastOne Press Contact:

(310) 246-4600
Susan@Guttmanpr.com

Financial Information

The tables below present financial results for the three months and fiscal year ended June 30, 2025 and 2024.

PodcastOne, Inc.

Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	June 30,
	2025	2024

Revenue:	$14,994	$13,159

Operating expenses:
Cost of sales	13,555	11,709
Sales and marketing	879	847
Product development	12	18
General and administrative	1,477	1,398
Amortization of intangible assets	125	377
Impairment of intangible assets	-	176
Total operating expenses	16,048	14,525
Loss from operations	(1,054)	(1,366)

Loss before provision (benefit) for income taxes	(1,054)	(1,366)

Provision (benefit) for income taxes	-	-
Net loss	$(1,054)	$(1,366)

Net loss per share – basic and diluted	$(0.04)	$(0.06)
Weighted average common shares – basic and diluted	24,133,630	23,712,530

PodcastOne, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands)

	June 30	March 31,
	2025	2025

Assets
Current Assets
Cash and cash equivalents	$1,870	$1,079
Accounts receivable, net	6,818	6,246
Prepaid expense and other current assets	131	230
Total Current Assets	8,819	7,555
Property and equipment, net	55	59
Goodwill	12,041	12,041
Intangible assets, net	1,061	1,186
Related party receivable	360	354
Total Assets	$22,336	$21,195

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,125	$5,539
Related party payable	495	514
Total Current Liabilities	7,620	6,053
Other long term liabilities	-	-
Total Liabilities	7,620	6,053

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.00001 par value; 100,000,000 shares authorized; 26,316,672 and 26,016,107 shares issued and outstanding as of June 30, 2025 and March 31, 2025, respectively	-	-
Additional paid in capital	51,839	51,211
Accumulated deficit	(37,123)	(36,069)
Total stockholders’ equity	14,716	15,142
Total Liabilities and Stockholders’ Equity	$22,336	$21,195

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure
Adjusted EBITDA* Reconciliation (Unaudited)
(In thousands)

				Non-
				Recurring
	Net	Depreciation		Acquisition and	Other	(Benefit)
	Income	and	Stock-Based	Realignment	(Income)	Provision	Adjusted
	(Loss)	Amortization	Compensation	Costs (1)	Expense (2)	for Taxes	EBITDA*
Three Months Ended June 30, 2025
Total	$(1,054)	$152	$1,465	$17	$-	$-	$580

Three Months Ended June 30, 2024
Total	$(1,366)	$619	$394	$37	$-	$-	$(316)

(1)	Other Non-Operating and Non-Recurring Costs include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period, in addition to certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments.

(2)	Other (income) expense above primarily includes interest expense, net and change in fair value of derivative liabilities. These are included in the statement of operations in other income (expense) and are an add back to net loss above in the reconciliation of Adjusted EBITDA* to loss.

*	See the definition of Adjusted EBITDA under “About Non-GAAP Financial Measures” within this release.

PodcastOne, Inc.
Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)
(In thousands)

	Three Months Ended
	June 30,
	2025	2024

Revenue:	$14,994	$13,159
Less:
Cost of sales	(13,555)	(11,709)
Amortization of developed technology	(31)	(60)
Gross Profit	1,408	1,390

Add back share-based compensation:	932	22
Add back depreciation expense:	23	37
Add back amortization of developed technology:	31	60
Contribution Margin*	$2,394	$1,509

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.